Exhibit 10.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

CSUITE ACQUISITION LLC,
AS BUYER,

ARTHUR J. COHEN,
AS THE SELLERS’ REPRESENTATIVE,

AND

THE SELLERS IDENTIFIED HEREIN

Dated as of November 1, 2022

TABLE OF CONTENTS

Page

ARTICLE I CERTAIN DEFINITIONS	1

ARTICLE II PURCHASE AND SALE	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS	17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER	33
Section 4.01	Organization and Authority of Buyer	33
Section 4.02	No Conflicts; Consents	34
Section 4.03	Investment Purpose	34
Section 4.04	Brokers	34
Section 4.05	Legal Proceedings	34
Section 4.06	Acknowledgment of Buyer	34

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TABLE OF CONTENTS

(cont’d)

Page

ARTICLE V COVENANTS	34

ARTICLE VI TAX MATTERS	38

ARTICLE VII INDEMNIFICATION	41

ARTICLE VIII MISCELLANEOUS	46

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of November 1, 2022, is entered into by and among CSuite Acquisition LLC, a Delaware limited liability company (“Buyer”), Arthur J. Cohen and Beth Garden, as Trustees of the Cohen Garden Trust dated July 13, 2015 (the “Cohen Garden Trust”), Realized Potential, LLC, a Delaware limited liability company (“Realized Potential” and, together with the Cohen Garden Trust, the “Sellers” and each, individually, a “Seller”), and Arthur J. Cohen, an individual resident of the State of California, in his capacity as the Sellers’ Representative hereunder (“Sellers’ Representative”).

RECITALS

WHEREAS, each Seller owns the equity interests of CSuite Financial Partners, LLC, a California limited liability company (the “Company”) set forth opposite such Seller’s name in Section 3.03(a) of the Disclosure Schedules (collectively, the “Purchased Interests”);

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, all of the Purchased Interests, on the terms and subject to the conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by Buyer to Sellers shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Statement” has the meaning set forth in Section 2.04(b)(i).

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of the foregoing definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Persons” has the meaning set forth in Section 3.24(b).

“Agreed Accounting Principles” means GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end to the extent consistent with GAAP, as more particularly set forth in Section 1.01(a) of the Disclosure Schedules.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” means the Escrow Agreement, the Employment Agreement and the other agreements, instruments and documents required to be delivered in connection with the transactions contemplated by this Agreement or by any of the foregoing agreements.

“Annual Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Base Price” has the meaning set forth in Section 2.02.

“Basket” has the meaning set forth in Section 7.04(a).

“Benefit Plan” has the meaning set forth in Section 3.18(a).

“Business” means executive services specializing in project placement, interim placement, and permanent placement of chief financial officers (and equivalents), financial planning and analysis professionals, and other senior finance professionals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Buyer’s Accountants” means such accounting firm or firms as Buyer may engage from time to time.

“Cap” has the meaning set forth in Section 7.04(a).

“Cash on Hand” means all cash and cash equivalents of the Company, excluding restricted cash, cash equivalents that cannot be immediately converted into cash, and third party deposits. For the avoidance of doubt, Cash on Hand will be calculated net of issued but uncleared checks, wire transfers and drafts and will include checks, wire transfers and drafts received by the Company but not yet cashed or deposited by the Company or cleared (but only to the extent that such checks, wire transfers or drafts are fully paid and not dishonored).

“Claims” has the meaning set forth in Section 5.08.

“Closing” has the meaning set forth in Section 2.05.

“Closing Cash on Hand” means all outstanding Cash on Hand calculated as of immediately prior to the Closing.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Indebtedness” means all outstanding Indebtedness, calculated as of immediately prior to the Closing (but as if the Closing had occurred with respect to Indebtedness that is triggered by the Closing, such as change in control payments and the like).

“Closing Statement” has the meaning set forth in Section 2.04(a)(iii).

“Closing Working Capital” means an amount of “Closing Working Capital” determined in accordance with the methodology described on Exhibit A attached hereto, it being acknowledged and agreed that the dollar amounts set forth Exhibit A with respect to each line item are inserted solely by way of example and shall not affect in any way the determination of Closing Working Capital.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Accounts Receivable” has the meaning set forth in Section 3.23.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, assignments, research collaboration agreements, joint venture agreements, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property, including Licensed Intellectual Property, to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction throughout the world, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“D&O Policy” has the meaning set forth in Section 5.07.

“Debt Financing Source” means each entity (including the lenders and each agent, commitment party and arranger) that has committed, or may in the future commit, to provide or otherwise entered into, or may in the future enter into, agreements to provide debt financing in connection with the transactions contemplated hereby, together with each Affiliate thereof and each officer, director, manager, employee, partner, controlling person, advisor, attorney, agent and representative of each such entity or Affiliate and their respective successors and assigns, including any successors or assigns via joinder agreements.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Earn-out Payment” has the meaning set forth in Section 2.07(a).

“Earn-out Period” has the meaning set forth in Exhibit B.

“Earn-out Statement” has the meaning set forth in Section 2.07(c)(i).

“Employment Agreements” means, collectively, the Employment Agreements to be entered into at the Closing between the Company and each of the Key Employees, in each case, in form and substance reasonably acceptable to Buyer and such Key Employees.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Sellers’ Representative and the Escrow Agent at the Closing, in form and substance reasonably acceptable to Buyer and Sellers’ Representative.

“Estimated Closing Cash on Hand” has the meaning set forth in Section 2.04(a)(iii).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.04(a)(iii).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.04(a)(iii).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(iii).

“Financial Statements” has the meaning set forth in Section 3.06.

“Fundamental Representations” has the meaning set forth in Section 7.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(iv).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Immediate Family Member” means, with respect to a Person, a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of such Person.

“Indebtedness” means, without duplication and with respect to the Company, all: (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) lease obligations required to be capitalized under GAAP but excluding the application of ASC 842; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) obligations under factoring arrangements; (h) all Liabilities for employee bonuses, employer contributions to any Benefit Plan (including, without limitation, the Company’s 401(k) plan) relating to periods prior to the Closing Date, and other accrued but unpaid amounts payable to employees or independent contractors or former employees or independent contractors of the Company (including, without limitation, accruals for vacation, paid time off, and other employee leave); (i) any unforgiven obligations under any government loan or loan assistance program (including, without limitation, loans made pursuant to the Paycheck Protection Program under the CARES Act); (j) any Taxes deferred pursuant to Section 2302 of the CARES Act or the Presidential Memorandum of August 8, 2020 or similar legislation, orders or guidance; (k) any deferred income or customer deposits; (l) declared but unpaid dividends or other distributions; (m) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (l); and (n) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (m); provided, however, that “Indebtedness” shall exclude any amounts that are included in the calculation of Estimated Closing Working Capital, Closing Working Capital or Transaction Expenses (or any other definition that would result in duplication).

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Indemnity Escrow Amount” means $500,000.

“Indemnity Escrow Fund” has the meaning set forth in Section 2.03(a)(v)(B).

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Independent Contractors” has the meaning set forth in Section 3.19(b).

“Initial Payment” has the meaning set forth in Section 2.04(a)(ii).

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights, works of authorship, and moral rights whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (h) rights of publicity; and (i) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Key Employees” means each of Arthur J. Cohen.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of any Seller and Alexander Hansen, in each case, after reasonable investigation, including due inquiry by such persons of relevant personnel, including (without limitation) direct reports.

“Law” means any statute, law, ordinance, regulation, rule (including securities exchange and accounting rules), code, order, constitution, treaty, common law, judgment, decree, or other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Sellers.

“LLC Agreement” means the Operating Agreement for the Company, as the same may be amended from time to time.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any change, occurrence, event or effect that has had, or could reasonably be expected to have, either alone or together with any other changes, occurrences, events or effects, a material adverse effect on the business, financial condition, or results of operations of the Company or the ability of any Seller to enter into or consummate the transactions contemplated by this Agreement or any of the Ancillary Documents, excluding any change, occurrence, event or effect to the extent resulting directly or indirectly from (a) international, national, regional, local or industry-wide political, economic or business conditions, (b) acts of war, sabotage, terrorism or military actions, including the commencement, continuation or escalation thereof, hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events, (c) conditions generally affecting the industry in which the Company operates, (d) action(s) consented to in writing by Buyer, or (e) Buyer’s breach of this Agreement or any Ancillary Documents; provided, however, in the case of the preceding clauses (a), (b), and (c), that any such change, occurrence, event or effect may be considered in determining whether there has been a Material Adverse Effect if it has had, or could reasonably be expected to have, a disproportionate effect on the Company relative to other businesses in the industry in which the Company operates.

“Material Clients” has the meaning set forth in Section 3.13(a).

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Suppliers” has the meaning set forth in Section 3.13(b).

“Partnership Interest Purchase” has the meaning set forth Section 6.04(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred by the Company in the ordinary course of business consistent with past practice securing amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company, or (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means in addition to any definition provided by the Company for any similar term (e.g., “personally identifiable information,” “Personal Information,” “personal data” or “PII”) in any privacy notice or other public-facing statement by the Company, any information that is considered “personally identifiable information,” “Personal Information,” “personal data,” “PII,” or like terms under applicable Privacy Laws, including, but not limited to, information regarding or reasonably capable of being associated with an individual consumer or device, where such information (a) is information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, IP address, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, sexual orientation, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, or biometric information, and any other data used or intended to be used to identify, contact, precisely locate, or be associated with an individual, or (b) is any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed). Personal Data may relate to any individual, including a current, prospective or former client, employee or vendor of any Person and includes such information in any form, including paper and electronic forms.

“Platform Agreements” has the meaning set forth in Section 3.12(h).

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning the day after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Prime Rate” means the rate of interest published by The Wall Street Journal (eastern edition), from time to time, as the “U.S. Prime Rate.”

“Privacy Laws” means all Laws concerning the privacy, security or Processing of Personal Data (which may include Laws of jurisdictions where Personal Data was collected), including applicable data-breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message or telephone communications, including, as applicable, the New York SHIELD Act, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, the Computer Fraud and Abuse Act, Health Insurance Portability and Accountability Act of 1996, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, and all other similar international, federal, state, provincial and local Laws, as applicable.

“Process” (and the corollary term “Processing”) means to perform any operation or set of operations on data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, adopting, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, training, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available data.

“Prohibited Action” has the meaning set forth in Section 7.10.

“Pro Rata Share” means, with respect to a Seller, the percentage designated as such Seller’s Pro Rata Share on the Section 1.01(b) of the Disclosure Schedules, which shall total 100%.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Price Adjustment Escrow Amount” means $50,000.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.03(a)(v)(A).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 6.04(b).

“Qualified Benefit Plan” has the meaning set forth in Section 3.18(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures, fixtures, improvements and facilities located thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto.

“Released Claims” has the meaning set forth in Section 5.08.

“Releasees” has the meaning set forth in Section 5.08.

“Releasing Parties” has the meaning set forth in Section 5.08.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Period” has the meaning set forth in Section 5.09(a).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Security Incident” has the meaning set forth in Section 3.12(k).

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Seller(s)” has the meaning set forth in the Preamble.

“Sellers’ Accountants” means such accounting firm or firms as Sellers may engage from time to time.

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Senior Obligations” has the meaning set forth in Section 2.07(h)(i).

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.03.

“Subsidiary” means, with respect to any Person, any other Person directly or indirectly controlled by such Person. For purposes of the immediately preceding sentence, the term “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Target Working Capital” means $0.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Matter” has the meaning set forth in Section 6.01(f).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Territory” means the broadest of the following geographic regions in which the covenants set forth in Section 5.09 may be enforceable under applicable Law: (a) the universe, (b) the solar system, (c) the Earth, (d) every country in which the Company has done business in the past or intends to do business in the future, (e) the United States, (f) every state within the United States in which the Company has done business or intends to do business in the future, (g) the State of California and each of its surrounding states, and (h) each county within the State of California in which the Company has done business in the past or intends to do business in the future.

“Transaction Expenses” means all fees and expenses incurred by the Company or Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.19(e).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE

Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Purchased Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02   Purchase Price. The aggregate purchase price for the Purchased Interests shall be Eight Million Two-Hundred Fifty Thousand Dollars ($8,250,000) (the “Base Price”), subject to adjustment pursuant to Section 2.04 hereof, plus, to the extent earned, the Earn-out Payment (as so adjusted, the “Purchase Price”).

Section 2.03    Transactions to be Effected at the Closing.

(a)     At the Closing, Buyer shall:

  (i)    deliver to the Sellers: (A) the Initial Payment, less (B) the Purchase Price Adjustment Escrow Amount, and less (C) the Indemnity Escrow Amount, by wire transfer of immediately available funds to one or more accounts designated in writing by Sellers to Buyer no later than three (3) Business Days prior to the Closing Date;

  (ii)    deliver to the Sellers’ Representative the Ancillary Documents, duly executed by Buyer;

(iii)    deliver to the holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from any Seller or the Company to such holders of outstanding Indebtedness as set forth on the Closing Statement;

(iv)    deliver to the designated third parties by wire transfer of immediately available funds that amount of money due and owing from any Seller or the Company to such third parties as Transaction Expenses as set forth on the Closing Statement; and

(v)    deliver to the Escrow Agent:

(A)    the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held for the purpose of securing the obligations of Sellers in Section 2.04(d);

(B)    the Indemnity Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnity Escrow Fund”) by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held for the purpose of securing the obligations of Sellers in Section 7.02; and

(C)    the Escrow Agreement, duly executed by Buyer.

(b)          At the Closing, each Seller shall deliver to Buyer:

(i)    an assignment of the Purchased Interests in a form reasonably satisfactory to Buyer, duly executed by such Seller;

(ii)    the Ancillary Documents to which such Seller is a party, duly executed by such Seller;

(iii)   a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code, duly executed by such Seller; and

(i)    such other documents or instruments as Buyer may reasonably request.

(c)          At the Closing, Sellers’ Representative shall:

(i)    deliver to Buyer and the Escrow Agent the Escrow Agreement, duly executed by Sellers’ Representative;

(ii)    deliver to Buyer all approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules, duly executed by the counterparts thereof;

(iii)    deliver to Buyer resignations of the managers and officers of the Company requested pursuant to Section 5.01;

(iv)    deliver to Buyer a good standing certificate (or its equivalent) for the Company from the Secretary of State of the State of California and each other jurisdiction in which the Company is required to be registered to do business as a foreign corporation;

(v)    deliver to Buyer a Second Amendment to Operating Agreement for the Company, duly executed by the parties therto; and

(vi)    deliver to Buyer such other documents or instruments as Buyer may reasonably request.

Section 2.04    Purchase Price Adjustment.

(a)      Closing Adjustment.

(i)    At the Closing, the portion of the Base Price payable to the Sellers shall be adjusted in the following manner:

(A)    either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(B)    an increase by the amount of Estimated Closing Cash on Hand;

(C)    a decrease (without duplication) by the outstanding Estimated Closing Indebtedness; and

(D)    a decrease (without duplication) by the amount of unpaid Estimated Closing Transaction Expenses.

(ii)    The net amount after giving effect to the adjustments listed above shall be the “Initial Payment.”

(iii)    No later than three (3) Business Days prior to the date hereof, Sellers’ Representative shall have prepared and delivered to Buyer (A) a statement (the “Closing Statement”) setting forth Sellers’ Representative’s good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), Closing Cash on Hand (the “Estimated Closing Cash on Hand”), Closing Indebtedness (the “Estimated Closing Indebtedness”) and Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), (B) a certificate of an officer of the Company that the Closing Statement was prepared in accordance with the Agreed Accounting Principles, and (C) a statement setting forth for each Seller the portion of the Purchase Price to be received by such Seller and the wire transfer instructions for the account or accounts into which payments to such Seller may be paid. The Closing Statement shall be accompanied by customary payoff letters, which will include customary lien releases, for every item of Estimated Closing Indebtedness.

(b)      Post-Closing Adjustment.

(i)    Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative (A) a statement setting forth its calculation of Closing Working Capital, Closing Cash on Hand, Closing Indebtedness and Closing Transaction Expenses (the “Adjustment Statement”) and (B) a certificate of an officer of Buyer that the Adjustment Statement was prepared in accordance with the Agreed Accounting Principles.

(ii)    The “Post-Closing Adjustment” shall be an amount equal to the sum of (A) Closing Working Capital (as finally determined) minus Estimated Closing Working Capital, (B) Closing Cash on Hand (as finally determined) minus Estimated Closing Cash on Hand, (C) Estimated Closing Indebtedness minus Closing Indebtedness (as finally determined), and (D) Estimated Closing Transaction Expenses minus Closing Transaction Expenses (as finally determined). If the Post-Closing Adjustment is a positive number, Buyer shall pay to the Sellers’ Representative (on behalf of and for further distribution to the Sellers) an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Sellers shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(c)       Examination and Review.

(i)    Examination. After receipt of the Adjustment Statement, Sellers’ Representative shall have thirty (30) days (the “Review Period”) to review the Adjustment Statement. During the Review Period, Sellers’ Representative and Sellers’ Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Adjustment Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Adjustment Statement as Sellers’ Representative may reasonably request for the purpose of reviewing the Adjustment Statement and to prepare a Statement of Objections, provided that such access and review shall be conducted in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)    Objection. On or prior to the last day of the Review Period, Sellers’ Representative may object to the Adjustment Statement by delivering to Buyer a written statement setting forth Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ Representative’s disagreement therewith (the “Statement of Objections”). If Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Adjustment Statement and the Post-Closing Adjustment reflected in the Adjustment Statement shall be deemed to have been accepted by Sellers. If Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Adjustment Statement with such changes (if any) as may have been previously agreed in writing by Buyer and Sellers’ Representative, shall be final and binding.

(iii)    Resolution of Disputes. If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (any amounts in dispute being referred to as the “Disputed Amounts” and any amounts not so disputed being referred to as the “Undisputed Amounts”) shall be submitted for resolution to the office of BDO USA, LLP subject to applicable conflict checks at such time or, if BDO USA, LLP is unable to serve, Buyer and Sellers’ Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Adjustment Statement. The parties hereto agree that all adjustments shall be made without regard to materiality, except as necessary to adhere to the Agreed Accounting Principles. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Adjustment Statement and the Statement of Objections, respectively.

(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers’ Representative and Buyer.

(v)    Determination by the Independent Accountant. The Independent Accountant shall make a determination as soon as practicable after their engagement and, in any event, within thirty (30) days thereafter (or such other time as the parties hereto shall agree in writing), and their resolution of the Disputed Amounts and their adjustments to the Adjustment Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto absent manifest computational error.

(d)     Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (i) be due (A) within five (5) Business Days of acceptance of the applicable Adjustment Statement or (B) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.04(c)(v), and (ii) be paid by wire transfer of immediately available funds to such account or accounts as is directed by Buyer or Sellers’ Representative, as the case may be. Any payment of the Post-Closing Adjustment owed by Sellers to Buyer shall be paid first by the Escrow Agent pursuant to the terms of the Escrow Agreement from the Purchase Price Adjustment Escrow Fund. To the extent the amount of the Post-Closing Adjustment exceeds the amount available in the Purchase Price Adjustment Escrow Fund, such amount shall be paid from the Indemnity Escrow Fund or directly by the Sellers, at Buyer’s election. Any portion of the funds in the Purchase Price Adjustment Escrow Fund that is not used to satisfy such amounts owed by Sellers to Buyer hereunder shall be released to the Sellers’ Representative (for further distribution to the Sellers in accordance with their respective Pro Rata Share) in accordance with and pursuant to the terms and conditions of the Escrow Agreement.

(e)     Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, and the parties will refrain from taking any position inconsistent with the foregoing on any Tax Return or otherwise unless otherwise required by Law.

Section 2.05   Closing. The consummation of the transactions contemplated hereby, including the purchase and sale of the Purchased Interests (the “Closing”), shall take place simultaneously with the execution and delivery hereof at the offices of Eversheds Sutherland (US) LLP, 227 West Monroe Street, 60th Floor, Chicago, Illinois 60606, or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Sellers’ Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being referred to as the “Closing Date”).

Section 2.06   Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of any Tax law. All such withheld amounts shall be treated as delivered to Sellers hereunder. Notwithstanding the foregoing, if the Buyer or the Company determines that an amount is required to be deducted and withheld, the parties shall work together in good faith to mitigate, reduce or eliminate such deduction or withholding requirement, consistent with applicable Law.

Section 2.07     Earn-out Payment.

(a)    Amount. Subject to the terms and conditions herein, Sellers are entitled to receive, and Buyer shall be obligated to pay, as additional consideration, up to two (2) additional payments (each, an “Earn-out Payment” and, collectively, the “Earn-out Payments”) up to a maximum aggregate amount of $3,550,000. The amount of each Earn-out Payment shall be calculated as set forth on Exhibit B attached hereto.

(b)     Payment. Each Earn-out Payment shall be paid in full to the Sellers’ Representative (on behalf of and for further distribution to the Sellers) as set forth on Exhibit B.

(c)     Determination.

  (i)    Buyer shall provide the Sellers’ Representative with a statement setting forth Buyer’s calculation of the Earn-out Payment within sixty (60) days after the applicable Measurement Date (as defined on Exhibit B) (each, an “Earn-out Statement”).

  (ii)    Each Earn-out Statement prepared by Buyer shall be final and binding on the parties unless the Sellers’ Representative gives Buyer written notice, prior to the expiration of the thirty (30) day period immediately following receipt thereof, of one or more objections, which objections shall be limited to good-faith, reasonably detailed assertions that the calculation therein was not made in the manner required by Exhibit B. Any items set forth in an Earn-out Statement as to which the Sellers’ Representative does not make a timely objection will be final and binding as proposed by Buyer. The Parties shall negotiate in good faith for a period of thirty (30) days (or such longer period as they may agree) to resolve those items as to which the Sellers’ Representative has timely objected, after which Buyer or the Sellers’ Representative may submit those items that remain unresolved to the Independent Accountant for final determination. In such event the disputed items shall be resolved in the same manner and subject to the same procedures, including as to the Independent Accountant’s expenses, described in Section 2.04(c) with respect to resolution of objections to the Adjustment Statement in Section 2.04(c). Sellers acknowledge and agree that, notwithstanding anything else contained herein to the contrary, their sole and exclusive remedy with respect to this Section 2.07 and any Earn-out Payment shall be the dispute resolution procedures described in this Section 2.07(c).

(d)     Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.07 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, and the parties will refrain from taking any position inconsistent with the foregoing on any Tax Return or otherwise unless otherwise required by Law.

(e)     Acknowledgment. The parties acknowledge and agree that (i) the contingent right to receive the Earn-out Payments shall not be represented by any form of certificate or other instrument, is not guaranteed or secured in any fashion, is not transferable and does not constitute an equity or ownership interest in Buyer or any Affiliate (including, after the Closing, the Company), (ii) Sellers shall not have any rights as a securityholder of Buyer or any Affiliate (including, after the Closing, the Company) as a result of the contingent right to receive the Earn-out Payments, (iii) no interest is payable with respect to any Earn-out Payment and (iv) Buyer has made no assurance, warranty or representation, express or implied, as to the achievement of the Earn-out Payments.

(f)     Post-Closing Activities. Notwithstanding anything to the contrary, nothing set forth in this Section 2.07 shall prevent Buyer or any of its Affiliates (including, after the Closing, the Company) from (i) operating their businesses in their sole discretion and in the best interests of Buyer and its Affiliates (including, after the Closing, the Company) and their respective securityholders, or (ii) conducting their businesses in accordance with their sole business judgment and, in connection therewith, making any decision that they determine to be reasonable.

(g)     Right of Setoff. Subject to the limitations in Section 7.04, Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.07 the amount of any Losses for which Buyer (or any Buyer Indemnitee) is entitled to be reimbursed by Sellers under Section 7.02.

(h)     Subordination of Earn-out.

  (i)    Buyer and each Seller covenants and agrees that (1) the payment of the Earn-out Payments is subordinated to the payment in full of all present indebtedness for borrowed money of or guaranteed by Buyer or the Company and any future secured indebtedness for borrowed money of or guaranteed by Buyer or the Company (collectively, the “Senior Obligations”), and (2) the subordination is for the benefit of the Debt Financing Sources counterparty to such Senior Obligations, and such Debt Financing Sources shall be deemed third party beneficiaries hereof.

  (ii)    Each Seller hereby (1) authorizes the Debt Financing Sources to demand specific performance of the terms of this Section 2.07(h), whether or not Buyer or the Company shall have complied with any of the provisions hereof applicable to it, at any time when any Seller shall have failed to comply with any provisions of this Section 2.07(h) which are applicable to such Seller, and (2) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

  (iii)    Upon any distribution of assets of Buyer or the Company in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise): (1) the Debt Financing Sources shall first be entitled to receive payment in full in cash of the Senior Obligations before any Seller is entitled to receive any further Earn-out Payment; and (2) any payment or distribution of assets of Buyer or the Company of any kind or character, whether in cash, property or securities, to which any Seller would be entitled except for the provisions of this Section 2.07(h), shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to such Debt Financing Sources, to the extent necessary to make payment in full of all Senior Obligations remaining unpaid.

  (iv)    Each Seller at any time, and from time to time, promptly will execute and deliver such further documents and do such further acts and things as any Debt Financing Sources or holder of the Senior Obligations reasonably may request in order to effect fully the purposes of this Section 2.07(h) or to further evidence the subordination of the Earn-out Payments to the Senior Obligations pursuant to the terms of this Section 2.07(h).

Section 2.08    Excluded Personal Property. Notwithstanding anything to the contrary contained in this Agreement, the items of personal property set forth on Section 2.08 of the Disclosure Schedules will be distributed by the Company to the applicable Seller(s) prior to Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01    Capacity and Authority of Sellers. Each Seller is an entity of the kind set forth in Section 3.01 of the Disclosure Schedules and is duly organized, validly existing and in good standing under the Laws of the state of its formation as set forth in Section 3.01 of the Disclosure Schedules, as applicable. The Cohen Garden Trust is governed by the terms of its trust instrument, which is in full force and effect and has not been terminated or revoked. Each Persons named as a trustee of the Cohen Garden Trust on the signature page hereto is empowered to act, without authorization, approval or consent of the other trustee(s) of such trust, as sole authorized trustee under the Cohen Garden Trust’s trust instrument. Each trustee has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which the Cohen Garden Trust is a party, and to perform the Cohen Garden Trust’s obligations hereunder and thereunder, in each case on behalf of the Cohen Garden Trust. Each Seller has full legal capacity, power and authority to enter into this Agreement and the Ancillary Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and the Ancillary Documents to which such Seller is a party, the performance by each Seller of its obligations hereunder and thereunder, and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally and except as the enforcement of certain provisions hereof may be limited by the application of general equitable principles of law in certain circumstances (whether such provisions are considered in a proceeding at law or in equity). When the Ancillary Documents have been duly executed and delivered by the Sellers’ Representative or each Seller, to the extent party thereto (assuming due authorization, execution and delivery by Buyer, to the extent party thereto), each of the Ancillary Documents will constitute a legal and binding obligation of each Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally and except as the enforcement of certain provisions thereof may be limited by the application of general equitable principles of law in certain circumstances (whether such provisions are considered in a proceeding at law or in equity).

Section 3.02    Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently being conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement and the Ancillary Documents have been duly authorized.

Section 3.03    Capitalization.

(a)     The Purchased Interests constitute all of the equity interests of the Company. All of the Purchased Interests are validly issued and are owned of record and beneficially by the applicable Seller set forth in Section 3.03(a) of the Disclosure Schedule, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Purchased Interests, free and clear of all Encumbrances.

(b)     All of the Purchased Interests were issued in compliance with applicable Laws. None of the Purchased Interests were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is a party or is subject or in violation of any preemptive or similar rights of any Person.

(c)     There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the Purchased Interests or obligating any Seller or the Company to issue or sell any equity securities, or any other interest in the Company or any such equity securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, profits interests, or similar rights with respect to the Company. Except as set forth in Section 3.03(c) of the Disclosure Schedules, there are no voting trusts, equity holder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Purchased Interests. Except for the Sellers or as set forth in Section 3.22, no Person is entitled to receive any amounts upon a Sale of the Company (as defined in the LLC Agreement).

Section 3.04    Subsidiaries. The Company has no Subsidiaries. The Company does not own, or have any interest in, any shares or other ownership interest in any other Person.

Section 3.05  No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, certificate of formation, certificate of limited partnership, by-laws, limited liability company agreement, limited partnership agreement, trust agreement, or any other organizational documents of any Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, or result in the vesting of any right, preference or privilege or the lapse of any restriction arising under (i) any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject, (ii) any Permit affecting the properties, assets or business of the Company, or (iii) the LLC Agreement or any other document or instrument described in clause (a) of this Section 3.05; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby.

Section 3.06   Financial Statements. Complete and correct copies of the Company’s unaudited financial statements consisting of the consolidated balance sheet of the Company as at December 31 in each of the years 2020 and 2021 and the related statements of income, retained earnings, members’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the consolidated balance sheet of the Company as of September 30, 2022 and the related statements of income, retained earnings and members’ equity for the nine (9) month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”) are attached to Section 3.06 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be, individually or in the aggregate, materially adverse) and the absence of footnotes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of their respective dates and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date,” and the balance sheet of the Company as of September 30, 2022 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP. Since January 1, 2017, there has been no change in any accounting principles, policies, methods or practices, including any change with respect to reserves (whether for bad debt, contingent liabilities or otherwise) of the Company. The Company has designed and maintains in all material respects a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934, as amended) intended to provide reasonable assurances: (a) regarding the reliability of the Company’s financial reporting and the preparation of financial statements in accordance with GAAP; (b) that the Company’s material receipts and expenditures are being made only in accordance with authorizations of management; and (c) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

Section 3.07   Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08   Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, except as set forth in Section 3.08 of the Disclosure Schedules and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)     event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate with any and all such other events, occurrences and developments, a Material Adverse Effect;

(b)     amendment of the charter, operating agreement or other organizational documents of the Company;

(c)     split, combination or reclassification of any units of its equity interests;

(d)     issuance, sale or other disposition of any of its equity interests, or grant of (or agreement or commitment to grant) any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(e)     declaration or payment of any dividends or distributions on or in respect of any of its equity interests (other than tax distributions made in the ordinary course) or redemption, purchase or acquisition of its equity interests;

(f)     material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)     entry into any Contract that would constitute a Material Contract;

(h)     imposition of any Encumbrance upon any of the Company properties, equity interests or assets, tangible or intangible;

(i)     (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, managers, partners, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees or partners, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, manager, partner, independent contractor or consultant;

(j)     adoption, modification or termination of any (i) employment, severance, retention or other agreement with any current or former employee, officer, director, manager, partner, independent contractor or consultant, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(k)     any loan to (or forgiveness of any loan to), or entry into any other transaction with, any Affiliate or any of the Company’s or any of its Affiliates’ equity holders or current or former directors, managers, partners, officers or employees; or

(l)     any other material action or event outside of the ordinary course of business.

Section 3.09    Material Contracts.

(a)     Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)    each Contract of the Company involving aggregate consideration in excess of $75,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii)    all Contracts that provide for the indemnification by the Company of any Person (other than Contracts entered into by the Company in the ordinary course of its business to provide services to its clients) or the assumption of any Tax, environmental or other Liability of any Person;

(iii)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party but excluding, for the avoidance of doubt, offer letters for at-will employment on the Company’s standard form of employment offer letter;

(iv)    all Contracts with (or subcontractor arrangements for the benefit of) any Governmental Authority to which the Company is a party (“Government Contracts”);

(v)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time or for the business of any Person (whether as client or supplier) or that restrict or purport to restrict the ability of the Company to engage or hire, or solicit to engage or hire, any Person as an independent contractor or employee;

(vi)    any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(vii)    all Contracts between or among the Company on the one hand and any Seller or any Affiliate of any Seller (other than the Company) on the other hand;

(viii)    all collective bargaining agreements or Contracts with any Union to which the Company is a party;

(ix)    all Contracts with any client of the Company that is not on standard terms;

(x)    all Contracts with Material Clients and Material Suppliers; and

(xi)    any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)     Each Material Contract is valid and binding on the Company, is enforceable in accordance with its terms and is in full force and effect. Neither the Company nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other change of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10    Title to Assets; Real Property.

(a)     The Company has good, valid and marketable title to, or a valid and marketable leasehold interest in, all Real Property and personal property and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of the Company’s business consistent with past practice. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(b)     The Company does not own or lease any Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property.

Section 3.11   Condition and Sufficiency of Assets. The tangible personal property currently owned or leased by the Company are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted or proposed to be conducted prior to the Closing and constitute all of the rights, properties and assets necessary to conduct the business of the Company as currently conducted or as currently proposed to be conducted.

Section 3.12   Intellectual Property; Data Protection.

(a)     Section 3.12(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Company IP Registrations; (ii) all proprietary software of the Company; and (iii) all other Company Intellectual Property used or held for use in the Company’s business as currently conducted and as proposed to be conducted.

(b)     Section 3.12(b) of the Disclosure Schedules contains a correct, current and complete list of all Company IP Agreements, other than Contracts with any Material Client containing language granting the Company the right to use Intellectual Property of such Material Client for the purpose of identifying such Material Client as a client of the Company. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Knowledge of Sellers, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)     The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee, independent contractor, and intellectual property developer who is or was involved in or has contributed to the invention, conception, creation, or development of any Intellectual Property, including the Company Intellectual Property, during the course of employment or engagement with the Company whereby such employee, independent contractor, or intellectual property developer assigns all Intellectual Property invented, created, or developed by such employee, independent contractor, or intellectual property developer within the scope of his or her employment or engagement to the Company.

(d)     All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property.

(e)     The Company has at all times taken reasonable security measures to protect and preserve the confidentiality of all confidential information and Trade Secrets owned by the Company and all confidential information and Trade Secrets disclosed to the Company for which the Company has an obligation of secrecy against unauthorized access, disclosure, use, modification or other misuse.

(f)     The conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the current and proposed products, processes and services of the Company have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, any Intellectual Property or other rights of any Person.

(g)     In the past three (3) years, there are and have been no Actions (including any opposition, cancellation, revocation, review, post grant proceeding or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company or relating to any products, processes and services of the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property.

(h)     Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to the use of any such social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (i) breach or other violation of any Platform Agreement by the Company, or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(i)     All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. The Company has maintained and currently maintains reasonable safeguards to protect the security, confidentiality and integrity of all Company IT Systems and Personal Data that are in accordance with customary industry standards. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements. To Sellers’ Knowledge, the Company’s data, privacy and security practices are in material compliance with, and have for the last three (3) years been in material compliance with, (i) all obligations or restrictions concerning the privacy, security or Processing of Personal Data under any Contracts to which any part of the Company is a party or otherwise bound as of the date hereof and (ii) the Privacy Laws.

(j)     For websites maintained by or for the Company, the Company owns in its name the relevant domain names and either owns or has sufficient rights in Intellectual Property to operate such websites, including Intellectual Property pertaining to third party trademarks, service marks, brands, logos, images, content, framing and links to other websites or URLs.

(k)    The Company has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of Personal Data in the conduct of the Company’s business. In the past three (3) years, no Personal Data in the possession or control of the Company, or held or Processed by any vendor, processor or other third party for or on behalf of the Company, has been subject to any data or security breach or unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise or unauthorized Processing (a “Security Incident”), in each case that triggered an obligation to notify an individual or Governmental Authority under any Privacy Law or any other Person under its contractual obligations. The Company has not notified, and to Sellers’ Knowledge there have been no facts or circumstances that would require the Company to notify, any Governmental Authority or other Person of any Security Incident. In the past three (3) years, the Company has not been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person relating to any actual, alleged or suspected Security Incident or concerning the Company’s collection, use, processing, storage, transfer, or protection of Personal Data or actual, alleged, or suspected violation of any Privacy Law, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

(l)     The execution, delivery or performance of this Agreement and the consummation of any of the transactions contemplated by this Agreement do not and will not (i) violate any internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of Personal Data, (ii) violate any of the Privacy Laws or (iii) require the consent of or notice to any Person concerning Personal Data.

(m)     The Company has data processing agreements in place with all Affiliates, vendors, processors, service providers, or other Persons whose relationship with the Company involves the Processing of Personal Data on behalf of the Company, which agreements comply with Privacy Law.

(n)     Since the date that is three (3) years prior to the date hereof, the Company has implemented and maintained administrative, technical and physical safeguards that are consistent with: (i) applicable Privacy Laws; (ii) any notice to, or consent or authorization from, the provider of Personal Data; (iii) any applicable policy adopted by the Company; and (iv) any contractual commitment made by the Company that is applicable to such Personal Data. The Company maintains policies and procedures regarding data security and privacy that are in compliance with all applicable Privacy Laws. The Company is, and since the date that is three (3) years prior to the date hereof, has been, in compliance with such policies and procedures governing the maintenance, use, disclosure, privacy and security of, and standard transactions related to, Personal Data and any contractual commitment made by the Company that is applicable to such Personal Data. The Company is not, and has never been, subject to any investigations, lawsuits, actions, inquiries or audits concerning the privacy and/or data security of any Personal Data collected, used, stored, shared or otherwise processed by the Company.

Section 3.13    Clients and Suppliers.

(a)     Section 3.13(a) of the Disclosure Schedules sets forth (i) a list of the top ten (10) clients (collectively, the “Material Clients”) of the Company for each of the years ended December 31, 2020 and December 31, 2021 and for the nine (9) month period ending on September 30, 2022; and (ii) the amount of consideration paid by each Material Client during such periods. The Company has not received any notice, and, to the Knowledge of Sellers, no facts or circumstances exist that would reasonably suggest, that any of its Material Clients has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)     Section 3.13(b) of the Disclosure Schedules sets forth the amount of purchases from the top five (5) vendors (collectively, the “Material Suppliers”) of the Company for each of the years ended December 31, 2020 and December 31, 2021 and for the nine (9) month period ending on September 30, 2022. The Company has not received any notice, and, to the Knowledge of Sellers, no facts or circumstances exist that would reasonably suggest, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.14    Insurance. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by each Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. No Seller nor any of their Affiliates (including the Company) has received any notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.

Section 3.15    Legal Proceedings; Governmental Orders.

(a)     Except as set forth in Section 3.15(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened: (i) against or by the Company or otherwise affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof and relating to the Company); (ii) that could reasonably be expected to result in harm to the Company’s business, prospects or reputation in the industry; or (iii) against or by the Company, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Sellers, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)     Except as set forth in Section 3.15(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.16    Compliance With Laws; Permits.

(a)     Except as set forth in Section 3.16(a) of the Disclosure Schedules, the Company has at all times complied, and is now complying, with all Laws applicable to it or its business, properties or assets. To the Knowledge of Sellers, no basis exists which could reasonably be expected to cause the Company to violate or fail to comply with any such Laws. The Company has not received during the past five (5) years, nor, to the Knowledge of Sellers, is there any reasonable basis for, any written notice asserting a failure, or possible failure, to comply with any such applicable Laws. The Company is not under investigation with respect to violations of any such Law.

(b)     All Permits required for the Company to conduct its business as presently conducted and as presently proposed to be conducted have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.16(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.16(b) of the Disclosure Schedules.

Section 3.17    Environmental Matters. The Company is currently and has been in compliance with all Environmental Laws and has not, and no Seller has, received from any Person any: (i) notice or claim with respect to any Environmental Law; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

Section 3.18    Employee Benefit Matters.

(a)     Section 3.18(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, manager, partner, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”).

(b)     With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following to the extent applicable: (i) the plan document together with all amendments (or where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms); (ii) each trust, insurance, annuity or other funding Contract related thereto; (iii) copies of any summary plan descriptions, including any summaries of material modifications and summaries of benefits and coverage; (iv) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (v) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two (2) most recently filed Forms 5500, with all corresponding schedules and financial statements attached, to the extent applicable; (vi) actuarial valuations and reports related to any Benefit Plans with respect to the two (2) most recently completed plan years, to the extent applicable; (vii) the most recent nondiscrimination tests performed under the Code; and (viii) copies of material notices, letters or other correspondence from any Governmental Authority relating to the Benefit Plan.

(c)     Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service or can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates to a penalty under Section 502 of ERISA or to Tax or penalty under Sections 4975 or 4980H of the Code.

(d)     No Benefit Plan is, and neither the Company nor any of its ERISA Affiliates maintains, contributes to, or has any obligation to contribute to, or has maintained, contributed to, had any obligation to contribute to or otherwise had any liability with respect to any: (i) single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan,” within the meaning of Section 3(37) of ERISA; (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The Company (A) has not withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation, nor (B) has it engaged in any transaction which would give rise to a liability of the Company under Section 4069 or Section 4212(c) of ERISA.

(e)     Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than benefits under the Benefit Plan and ordinary administrative expenses typically incurred in a termination event. The Company does not have any commitment or obligation and has not made any representations to any employee, officer, director, manager, partner, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, whether in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f)     Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(g)     There is no pending or threatened Action relating to a Benefit Plan (other than routine claims for benefits) or against the Company or Benefit Plan fiduciary with respect to any Benefit Plan, and to Sellers’ Knowledge, no facts or circumstances exist that are reasonably likely to give rise to any such Action, and no Benefit Plan has been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)     There has been no amendment to or announcement by Sellers, the Company or any of their Affiliates relating to, or change in participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, manager, partner, officer, employee, independent contractor or consultant, as applicable. No Seller, nor the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, manager, partner, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan.

(i)     Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)     All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Benefit Plan, have been timely paid or made in full, or, to the extent not yet due, properly accrued on the Balance Sheet Date in accordance with the terms of the Benefit Plans and all applicable Laws.

(k)     The Company and its ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state Law, (ii) the applicable requirements of the Healthcare Insurance Portability and Accountability Act and the regulations (including the proposed regulations) thereunder and (iii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. No Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. No Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider. The Company and its ERISA Affiliates have offered minimum essential coverage (as described in Section 4980H of the Code) to each Person who must be treated as a “full-time employee” under Section 4980H of the Code and its implementing regulations, and such coverage has satisfied the affordability and minimum value standards under Section 4980H of the Code and its implementing regulations. To Sellers’ Knowledge, no employee of the Company or its ERISA Affiliates has been awarded an applicable premium Tax credit or cost-sharing reduction, as such terms are defined under Section 4980H of the Code, with respect to health insurance coverage purchased in a state or federal health insurance marketplace (also known as an “exchange”).

(l)     The obligations of all Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers.

(m)     The Company has not sponsored, maintained, participated in, contributed to, or been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee, director, manager, partner, consultant or other service provider (or any dependent thereof) which is subject to the Laws of any jurisdiction outside of the United States.

(n)     Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(o)     Except as set forth in Section 3.18(o) of the Disclosure Schedules, neither the execution of this Agreement or any of the Ancillary Documents nor the consummation of any of the transactions contemplated hereby or thereby will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, manager, partner, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.19    Employment Matters.

(a)     Section 3.19(a) of the Disclosure Schedules contains a list of all persons who are employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position; (iii) current annual or hourly base compensation rate; (iv) commission, bonus or other incentive-based compensation earned in 2021; (v) principal work location; (vi) exempt or non-exempt status for purposes of the Fair Labor Standards Act; (vii) full-time, part-time, or temporary status; (viii) accrued but unused paid time off and sick leave; and (ix) employment status (i.e., active, disabled or on authorized leave and the reason therefor).

(b)     Section 3.19(b) of the Disclosure Schedules contains a list of all persons who are service providers, including service providers who are also Sellers, of the Company (“Independent Contractors”) as of the date hereof, who earned more than $10,000 in fees in 2021 or 2022 through the Interim Balance Sheet Date, and sets forth for each such individual the following: (i) name; (ii) description of objectives or services; and (iii) aggregate amount of compensation for each of the past two (2) full fiscal years and for the current fiscal year through the Interim Balance Sheet Date. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(c)     No current employee or Independent Contractor has given notice of termination (whether orally or in writing), and to Sellers’ Knowledge, no current employee or Independent Contractor intends to terminate employment with the Company.

(d)     To Sellers’ Knowledge, there are no written agreements between any employees or Independent Contractors and any former employers or Independent Contractors or other contracting parties (as applicable) that may restrict such employee or Independent Contractor from performing any services for the Company. To Sellers’ Knowledge, none of the activities of the employees, Independent Contractors who provide services to the Company violate any agreement between any of such employees or Independent Contractors and their former employers or other contracting parties (as applicable).

(e)     The Company is not, and the Company has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company does not have a duty to bargain with any Union.

(f)     Except as set forth in Section 3.19(f) of the Disclosure Schedules, the Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, proper classification of employees as exempt and non-exempt and as employees and independent contractors, and the collection and payment of withholding or social security Taxes and any similar Tax. During the past three (3) years, there has not been any Action against the Company or any officer or senior manager of the Company alleging violation of any applicable Law pertaining to employment and employment practices.

(g)     The Company has paid in full to all of its employees, independent contractors, and consultants or adequately accrued for in accordance with GAAP all compensation, including wages, commissions, bonuses, fees, or other compensation, and there are no outstanding agreements, understandings, or commitments of the Sellers or the Company regarding any compensation, wages, commissions, bonuses, or fees.

(h)     All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.

(i)     No employee is on a visa sponsored by the Company, which visa will require continued sponsorship, and the Company has not received a “no match” letter from the Social Security Administration concerning any current or former employee. The Company is in compliance in all material respects with the requirements of the United States Immigration Reform Control Act of 1986 (the “IRCA”) and any equivalent applicable local Law. The Company has not relied upon subcontractors in violation of the IRCA. The Company is not party to or otherwise bound by any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(j)     There are no Actions against the Company pending or, to the Sellers’ Knowledge, threatened to be brought or filed in, by or with any court, Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(k)     The Company has complied in all respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(l)     Except as set forth in Section 3.19(l) of the Disclosure Schedules, there have been no workplace accidents, injuries or exposures (including viral exposure, including COVID-19) involving any employee, Independent Contractor or third party that have resulted, or could reasonably be expected to result in, a claim for worker’s compensation payments or benefits, or a violation of the Occupational Health and Safety Act or state or local equivalent.

Section 3.20    Taxes.

(a)     All material Tax Returns required to be filed on or before the Closing Date by the Company have been timely filed. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)     The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, client, member, manager, partner, or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)     Within the past five (5) years, no written claim nor, to the Knowledge of Sellers, any other claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that the Company is, or may be, subject to Tax by that jurisdiction.

(d)     No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)     Section 3.20(e) of the Disclosure Schedules sets forth:

(i)    those years for which examinations by the taxing authorities have been completed; and

(ii)    those taxable years for which examinations by taxing authorities are presently being conducted.

(f)     All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(g)     The Company is not a party to any Action by any taxing authority. There are no written pending or threatened Actions nor, to the Knowledge of Sellers, any other pending or threatened Actions by any taxing authority.

(h)     Sellers have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods.

(i)     There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(j)     The Company is not a party to, or bound by, any Contract the principle purpose of which is Tax indemnity, Tax sharing or Tax allocation agreement.

(k)     No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(l)     The Company is not, and has never been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)     The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)    any prepaid amount received or deferred revenue accrued on or before the Closing Date; or

(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law.

(n)     No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(o)     The Company has never been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)     The Company is not, and has never been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(b)(2).

(q)     Section 3.20(q) of the Disclosure Schedules sets forth all non-U.S. jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code.

(r)     No property owned by the Company is (i) subject to Section 168(g)(1)(A) of the Code, or (ii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(s)     The Company has not deferred the payment of any payroll Taxes or availed itself of any of the Tax deferrals, credits or benefits pursuant to the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, or any similar applicable federal, state or local Law, or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of the Company to any Governmental Authority.

(t)     The Company has collected all sales, use, value added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates and has maintained all such records in the manner required by applicable Law.

(u)     The Company does not hold any interest in any partnership, limited liability company, joint venture or any other entity classified as a partnership for federal or state income Tax purposes.

Section 3.21    Corporate Authorizations. All actions taken by or on behalf of the Company prior to the Closing have been properly authorized by all requisite organizational actions (including approvals by members, managers, equity holders or other interested parties).

Section 3.22   Brokers. Except for JD Merit & Company, Inc., a Washington corporation, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of Sellers or the Company.

Section 3.23    Accounts Receivable; Accounts Payable. Section 3.23 of the Disclosure Schedules sets forth a true, correct and complete list of all accounts receivable of the Company (the “Company Accounts Receivable”). The Company Accounts Receivable are reflected properly in the books and records of the Company and represent bona fide and valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business consistent with past practice. Unless paid prior to the Closing Date, the Company Accounts Receivable are current and collectible in full net of the reserves therefor shown on the Financial Statements (which reserves are (i) adequate and calculated in accordance with GAAP and consistent with the past practice of the Company and (ii) will not represent a change in the composition of such accounts receivable in terms of aging), without any set-off, counterclaim, security interest or other encumbrance, within ninety (90) days after the date on which such Company Account Receivable first became due and payable. There is no contest, claim or right of set-off in any Contract with any obligor of a Company Account Receivable relating to the amount or validity of such Company Account Receivable, and no bankruptcy, insolvency or other similar Action or proceeding has been commenced by or against any such obligor. The accounts payable and accruals of the Company have arisen in bona fide arm’s-length transactions in the ordinary course of business consistent with past practice. The Company has been paying its accounts payable as and when due.

Section 3.24    Arrangements with Affiliates.

(a)     Except as set forth in Section 3.24(a) of the Disclosure Schedules, none of the Sellers nor the Company nor any of their respective Affiliates or Representatives, nor any of the Sellers’ or the Company’s respective stockholders, members, partners or other equity holders, has any direct or indirect interest (other than an equity interest of less than one percent (1%) of a publicly held company) in any competitor, supplier or client of the Company, or in any Person from whom or to whom the Company has leased any assets, or in any other Person with whom the Company has any business relationship.

(b)     Section 3.24(b) of the Disclosure Schedules sets forth all Contracts and non-contractual arrangements between or involving the Company (on the one hand) and (i) any Seller, (ii) any Affiliate or Representative of any Seller (other than the Company), or (iii) any of the aforementioned Persons’ respective stockholders, members, partners, Immediate Family Members or other equity holders (such Persons, collectively, the “Affiliated Persons”) (on the other hand).

(c)     Section 3.24(c) of the Disclosure Schedules sets forth the parties to and the date, nature and amount of each transaction involving the transfer of any cash, property or rights to or from the Company from, to or for the benefit of any Affiliated Person during the past three (3) years, and any existing commitments of the Company to engage in the future in any such transactions with any Affiliated Person.

(d)     Except as set forth in Section 3.24(d) of the Disclosure Schedules, no Affiliated Person has provided or currently provides credit enhancements, guaranties, assets or rights to use assets as collateral or any other assistance to facilitate or support transactions or the business of the Company. Each Contract between the Company (on the one hand) and any Affiliated Person (on the other hand) is on commercially reasonable terms no more favorable to such Affiliated Person than what any third-party negotiating on an arm’s-length basis would expect.

Section 3.25    Full Disclosure. No representation or warranty by any Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.26    Exclusivity of Representations. The representations and warranties made by each Seller and the Company in this Agreement are the exclusive representations and warranties made by them. The Sellers and the Company hereby disclaim any other express or implied representations or warranties, including without limitation, regarding any pro forma financial information, financial projections or other forward-looking statements provided by or on behalf of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01    Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full limited liability company power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers and Sellers’ Representative) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally and except as the enforcement of certain provisions hereof may be limited by the application of general equitable principles of law in certain circumstances (whether such provisions are considered in a proceeding at law or in equity). When each Ancillary Document to which Buyer is a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally and except as the enforcement of certain provisions thereof may be limited by the application of general equitable principles of law in certain circumstances (whether such provisions are considered in a proceeding at law or in equity).

Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the charter, operating agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent of, notice to or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not reasonably be expected to have a material adverse effect.

Section 4.03    Investment Purpose. Buyer is acquiring the Purchased Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Purchased Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.05    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06    Acknowledgment of Buyer. Buyer acknowledges that the representations and warranties made by each Seller and the Company respectively in this Agreement are the exclusive representations and warranties made by them. Buyer further acknowledges and agrees that Sellers and the Company disclaim any other express or implied representations or warranties, including, without limitation, regarding any pro forma financial information, financial projections or other forward looking statements provided by or on behalf of the Company. Buyer acknowledges and agrees that it has received and carefully reviewed information regarding the Company and the Purchased Interests and has, to the extent it has deemed necessary or advisable, reviewed that information and this Agreement with its investment, tax, accounting and legal advisors. Buyer and such advisors have been given a full opportunity to ask questions of and to receive answers from each Seller and the Company concerning the acquisition of the Purchased Interests and the Company and have received or been given access to such information and documents as are necessary to verify the accuracy of the information furnished to Buyer concerning an investment in the Purchased Interests as Buyer or such advisors have requested.

ARTICLE V
COVENANTS

Section 5.01    Resignations. Sellers’ Representative shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company at least one (1) Business Days prior to the Closing.

Section 5.02    Confidentiality. From and after the Closing, each Seller shall hold, and shall cause its Affiliates to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller or any of its Affiliates or any of their respective Representatives, (b) is lawfully acquired by such Seller or any of its Affiliates or any of their respective Representatives after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (c) was disclosed following receipt of the written consent of Buyer to such disclosure being made. If any Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding anything contained in this Agreement to the contrary herein, the Sellers and their respective Affiliates may disclose this Agreement and its terms on a confidential basis to their respective legal, financial and tax advisors, provided, in each case, that such Persons have agreed or are under professional duties to keep confidential this Agreement and its terms.

Section 5.03    Third Party Consents. If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, each Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, each Seller shall use commercially reasonable efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if such Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

Section 5.04    Books and Records.

(a)     In order to facilitate the resolution of any claims made against or incurred by any Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall: (i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and (ii) upon reasonable notice, afford the Representatives of any Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained for the periods set forth in ARTICLE VI.

(b)     In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, each Seller shall: (i) retain the books and records (including personnel files) of such Seller which relate to the Company and its operations for periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained for the periods set forth in ARTICLE VI.

(c)     Neither Buyer nor any Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.04 where such access would violate any Law.

Section 5.05   Public Announcements. Unless otherwise required by applicable Law, no Seller shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). The parties shall cooperate as to the timing and contents of any announcements.

Section 5.06   Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and by the Ancillary Documents.

Section 5.07    D&O Policy. At or prior to the Closing, the Company shall obtain a policy of directors’, managers’ and officers’ liability insurance coverage (which shall include ERISA fiduciary coverage) (the “D&O Policy”) from an insurer reasonably acceptable to Buyer for the Company’s directors, managers and officers that shall provide such parties with coverage for six (6) years following the Closing, including prior acts coverage, with coverage amounts and limits that are commercially reasonable in scope and mutually acceptable to Buyer and Sellers. Buyer shall cause the Company to maintain such policy in full force and effect, and continue to honor the obligations thereunder, for the term of such D&O Policy. The cost of the D&O Policy shall be shared equally between Buyer, on the one hand, and Sellers, on the other hand. The Company shall cooperate with Buyer’s insurance consultant in procuring the D&O Policy.

Section 5.08    Release.

(a)     Each Seller, on behalf of itself and on behalf of each of its respective past and present equity holders, directors, officers, employees, members, managers, counsel, agents and representatives and each of its and their respective successors and assigns (all of the foregoing Persons referred to above in this Section 5.08 are collectively referred to herein as the “Releasing Parties”), hereby forever waives, releases and discharges (a) the Company, (b) Buyer and its respective current, future and former Affiliates, (c) each current and former direct or indirect shareholder, member, or other equity holder of any Person referenced in any of the immediately preceding clauses (a) and (b), and each current and former Affiliate of each such shareholder, member, and each such other equity holder, (d) each current and former predecessor, successor, heir, executor, administrator, personal representative, agent, and assign of any Person referenced in any of the immediately preceding clauses (a) through (c), and (e) each current and former attorney, agent, advisor, director, manager, officer, shareholder, member, general partner, limited partner, other equity holder, representative, control Person, or employee of any Person referenced in any of the immediately preceding clauses (a) through (d) (and each other Person with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) and each of their respective predecessors, successors, heirs, executors, administrators, personal representatives, agents, and assigns (all of the Persons referenced in the immediately preceding clauses (a) through (e) are collectively referred to herein as the “Releasees”) from any and all actions, causes of action, claims, demands, obligations, suits, counter-claims, defenses, rights (including rights of indemnification, contribution or similar rights, from whatever source, whether under contract, at Law, in equity or otherwise), omissions, damages, Losses, contingencies, judgments, fines, penalties, charges, costs (including, without limitation, attorneys’ fees and costs of defense and investigation), expenses, and Liabilities of any kind and nature whatsoever, whether known or unknown, foreseen or unforeseen, absolute, fixed or contingent, suspected or unsuspected, matured or unmatured, in contract, tort, by statute, at Law, in equity, or otherwise (collectively, “Claims”), which any of the Releasing Parties may now own, hold, have or claim to own, hold or have against any of the Releasees for, upon, or by reason of any cause, action or inaction or thing whatsoever which arises from the beginning of the world to the time of the execution and delivery of this Agreement by the parties hereto and the closing of the transactions contemplated hereby to the extent arising out of or related to the Company including, without limitation, its ownership of the Company (all of the Claims referred to above in this Section 5.08 are collectively referred to herein as the “Released Claims”). Each Seller, on behalf of itself and on behalf of all of its other Releasing Parties, covenants that neither such Seller nor any of its other Releasing Parties will (and that such Seller will cause all of its other Releasing Parties and all other Persons who may seek to claim as, by, through, or in relation to such Seller or any of its other Releasing Parties or any of the matters released by or on behalf of such Seller and its other Releasing Parties in this Agreement not to) sue, or bring, assert or otherwise pursue any allegation, claim, Action or other action against, any of the Releasees on the basis of or in any way relating to any of the Released Claims (regardless of whether the release of any such Released Claim is enforceable under, or prohibited by, applicable Law or otherwise). Notwithstanding the foregoing, nothing contained in this Section 5.08 shall constitute a waiver or release of (x) any rights or obligations of any party hereto that are expressly set forth in this Agreement or the Ancillary Documents, whether for indemnification or otherwise, or (y) any vested rights under employee benefit plans, to the extent applicable.

(b)     It is the intention of the parties in executing this Agreement that this Section 5.08 is a general release made by the Releasing Parties, which shall be effective as a bar to each and every claim, demand or cause of action released by the immediately preceding paragraph. Each Releasing Party recognizes that it may have one or more claims, demands or causes of action against the Releasees of which it is totally unaware and unsuspecting, which it is waiving and releasing by executing this Agreement. It is the intention of the Parties in executing this Agreement that it will deprive each Releasing Party of each such claim, demand or cause of action and prevent it from asserting it against any Releasee.

(c)     In connection with the foregoing, each Releasing Party does knowingly, voluntarily, and expressly waive any and all rights and benefits otherwise conferred by the provisions of Section 1542 of the California Civil Code, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

By initialing this provision, each Releasing Party agrees that it has read and been fully advised or otherwise understands the contents and meaning of said Section 1542, and does hereby expressly waive any and all rights and benefits under said Section 1542, with the understanding that such waiver is a material term of this Agreement and, notwithstanding anything to the contrary, shall not be subject to severance from this Agreement. Each Releasing Party further acknowledges that it has relied wholly upon its own judgment, belief and knowledge of the existence, nature and extent of each claim, demand or cause of action that it may have against the Releasees which is to be released pursuant to this Agreement and that it has not been influenced to any extent in entering into this Agreement by any representation or statement regarding any such claim, demand or cause of action made by any Releasee.

Section 5.09    Non-Competition; Non-Solicitation.

(a)     For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall cause their respective Affiliates not to, and shall direct their respective Representatives not to on their behalf, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory (other than as an employee of the Company), (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity (other than as an employee of the Company), including as a partner, shareholder, member, director, manager, employee, principal, agent, advisor, trustee or consultant, or (iii) cause, induce or encourage any client, customer, supplier or licensor of the Company (including any existing or former client or customer of the Company and any Person that becomes a client or customer of the Company after the Closing), or any other Person who has a business relationship with the Company, to terminate or modify any such relationship with the Company. Notwithstanding the foregoing, Sellers may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if no Seller is (alone or with any other Person or group of Persons) a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own one percent (1%) or more of any class of securities of such Person.

(b)     During the Restricted Period, Sellers shall not, and shall cause their respective Affiliates not to, and shall direct their respective Representatives not to on their behalf, directly or indirectly, hire or solicit for employment any person who is or was employed by the Company during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.09(b) shall prevent any Seller or any of their respective Affiliates from hiring any employee whose employment has been terminated by the Company.

(c)     Sellers acknowledge that a breach or threatened breach of this Section 5.09 would give rise to irreparable harm to Buyer and the Company, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by any Seller of any such obligations, Buyer and the Company shall, in addition to any and all other rights and remedies that may be available to either of them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or prove damages).

(d)     Sellers acknowledge that the restrictions contained in this Section 5.09 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.09 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.09 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE VI
TAX MATTERS

Section 6.01    Tax Covenants.

(a)     Without the prior written consent of Buyer, no Seller nor any of its Affiliates nor any of their respective Representatives shall, to the extent it would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction. Each Seller agrees that Buyer is to have no liability for any Tax resulting from any action of such Seller, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)     Without the prior written consent of the Sellers’ Representative, none of the Buyer the Company or any of their Affiliates shall (i) file any amended Tax Return with respect to a Pre-Closing Tax Period, (ii) take any action that would extend the applicable statute of limitations for any Taxes or Tax Return of the Company for any Pre-Closing Tax Period, (iii) file, amend or revoke any Tax election of the Company for a Pre-Closing Tax Period (or take any other similar action), or (iv) surrender any right to claim a refund of Taxes relating to the Company relating to any Pre-Closing Tax Period.

(c)     Notwithstanding anything to the contrary herein, and unless otherwise required by Law, Sellers, Buyer and the Company (and their Affiliates) shall report all Tax deductions resulting from the Transaction Expenses in a Pre-Closing Tax Period, so that the resulting tax benefit inures to the benefit of Seller.

(d)     All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by the Buyer and the Sellers when due. Sellers shall, at equal expense to the Buyer and Sellers, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(e)     Sellers’ Representative shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a taxable period ending on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Sellers’ Representative to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Buyer objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Sellers’ Representative in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers’ Representative are unable to reach such agreement within ten (10) days after receipt by Sellers’ Representative of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Sellers’ Representative and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers. The preparation and filing of any Tax Return of the Company that relates to a Straddle Period shall be exclusively within the control of Buyer. Sellers’ Representative shall pay to Buyer any and all Pre-Closing Taxes due with any Tax Return filed for a Pre-Closing Tax Period no later than three (3) Business Days prior to the due date of such Tax Return, except to the extent such Taxes are specifically reflected in Closing Working Capital. In the event that the Company does not have in effect an election under Section 754 of the Code, such an election shall made on the applicable income Tax Returns filed by the Company for the taxable period that includes the Closing Date.

(f)     Buyer shall notify Sellers’ Representative in writing within ten (10) days of the receipt by Buyer or the Company (or their Affiliates) of notice of any inquiries, audits, examinations, assessments, or proceedings from any Tax authority with respect to Taxes of the Company for which the Sellers could be required to indemnify Buyer pursuant to this Agreement (any such inquiry, assessment, proceeding or similar event, a “Tax Matter”). Sellers’ Representative shall, at its own expense and upon notice to Buyer, control the defense of any such Tax Matter. If Sellers’ Representative assumes such defense, Sellers’ Representative shall have the authority, with respect to such Tax Matter, to represent the interests of the Company before the relevant Tax authority and shall have the sole right to control the defense, including (but not limited to) the compromise or other resolution of any such Tax Matter. Buyer has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by Sellers’ Representative. Notwithstanding any provision to the contrary, Sellers’ Representative shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of Buyer, the Company or any Affiliate of any of the foregoing , without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). Sellers’ Representative shall keep Buyer reasonably and timely informed with respect to the commencement, status and nature of any such Tax Matter, and will, in good faith, allow Buyer or Buyer’s counsel to consult with the Sellers’ Representative regarding the conduct of or positions taken in any such proceeding and to be present at any meetings or proceedings with the relevant Tax authority (at Buyer's sole cost and expense). Notwithstanding any other provision of this Agreement, Buyer shall have the right to cause the Company to make an election under Section 6226(a) of the Code (or any similar or corresponding election under state, local or foreign Tax laws) such that Section 6225 of the Code (or any similar or corresponding provisions under state, local or foreign Tax laws) shall not apply, and (ii) Sellers agree to report their respective shares of any such adjustments on their respective income Tax Returns in compliance with the requirements of Section 6226 of the Code and the Treasury Regulations promulgated thereunder (or any similar or corresponding provisions under state, local or foreign Tax laws).

Section 6.02    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, nor any Seller nor any of any Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)     in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)     in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.04    Purchase Price Allocation and Tax Characterization.

(a)     For U.S. federal income and applicable state and local Tax purposes, the purchase and sale of the Purchased Interests by the Buyer shall be treated as a purchase of partnership interests by the Buyer from the Sellers (the “Partnership Interest Purchase”), and the parties will refrain from taking any position inconsistent with the foregoing on any Tax Return or otherwise unless otherwise required by a “determination” within the meaning of Code Section 1313(a).

(b)     Within 90 days after the completion of the adjustments in respect of the Purchase Price described in Section 2.04, Buyer will provide to Sellers’ Representative a schedule specifying the portion of the Purchase Price, together with any other amounts treated as consideration for U.S. federal income tax purposes, to be allocated among the assets of the Company which will be used for purposes of applying Code Sections 741, 751, 743 and 755 to the Partnership Interest Purchase (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will be prepared in accordance with the applicable provisions of the Code and shall incorporate, reflect and be consistent with this Section 6.04 and the methodologies set forth on Section 6.04 of the Disclosure Schedules. Sellers’ Representative will review the Purchase Price Allocation Schedule and, if Sellers’ Representative in good faith disagrees with the content of the Purchase Price Allocation Schedule, Sellers’ Representative will, within 20 days after receipt of the Purchase Price Allocation Schedule, provide written notice to the Buyer of such disagreement. The absence of such a notice within such time frame will be conclusively deemed to have indicated Sellers’ Representative’s concurrence therewith. In the event of a properly noticed disagreement, the Buyer and Sellers’ Representative will attempt in good faith to resolve any such disagreement. If the Buyer and Sellers’ Representative are unable to reach a good faith agreement as to the content of the Purchase Price Allocation Schedule within fifteen (15) days after Sellers’ Representative’s delivery of notice of disagreement with the Purchase Price Allocation Schedule, the Buyer and Sellers’ Representative will submit the disagreement for final and binding resolution to the Independent Accountant, which will resolve such disagreement in a manner that incorporates, reflects and is consistent with this Section 6.04 and the methodologies set forth in Section 6.04 of the Disclosure Schedule. If the Buyer and Sellers’ Representative resolve any disagreement as to the Purchase Price Allocation Schedule, or the Independent Accountant resolves any such disagreement, then the Purchase Price Allocation Schedule will be modified consistent with that resolution. The Buyer and the Sellers will promptly inform one another in writing of any challenge by any Governmental Authority to any allocation of the Purchase Price and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge. The fees and expenses of the Independent Accountant incurred in connection with its determination of any disagreement with respect to the Purchase Price Allocation Schedule will be paid one-half by the Buyer, on the one hand, and one-half by the Sellers, on the other hand.

(c)     The parties will make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the Purchase Price as determined for U.S. federal income tax purposes. The parties agree not to file Tax Returns inconsistently with the Purchase Price Allocation Schedule (as adjusted), unless required by a “determination” within the meaning of Code Section 1313(a).

Section 6.05    Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in preparing and filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials; provided that this sentence does not apply to any Tax Returns, schedules and work papers, records and other documents relating to taxable periods of which the statute of limitations has expired.

ARTICLE VII
INDEMNIFICATION.

Section 7.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided, however, the representations and warranties in Section 3.01 (Capacity and Authority of Sellers), Section 3.02 (Organization, Authorization and Qualification of the Company), Section 3.03 (Capitalization), Section 3.04 (Subsidiaries), Section 3.05 (No Conflicts; Consents), Section 3.16(a) (Compliance with Laws), Section 3.18 (Employee Benefit Matters); Section 3.19 (Employment Matters), Section 3.20 (Taxes), Section 3.22 (Brokers), Section 4.01 (Organization and Authority of Buyer) and Section 4.04 (Brokers) (collectively, the “Fundamental Representations”) shall survive for the longest period of time that may be enforceable under applicable law. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant survival period and such claims shall survive until finally resolved.

Section 7.02    Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VII, Sellers shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates (including the Company after the Closing) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller or the Sellers’ Representative pursuant to this Agreement;

(c)     any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Base Price in the determination of the Initial Payment pursuant to Section 2.04(a)(i); or

(d)     (i) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (ii) all Taxes of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iii) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date.

Section 7.03    Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)      any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.04    Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)     Except with respect to claims for inaccuracies or breaches of Fundamental Representations (for which no such limitation shall apply), Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds $59,000 (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar, without consideration of the Basket. Except with respect to claims for inaccuracies or breaches of Fundamental Representations, the aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 7.02(a) shall not exceed $1,350,000 (the “Cap”). Sellers’ maximum aggregate liability to the Buyer Indemnitees for indemnification under Section 7.02(a), for inaccuracies or breaches of Fundamental Representations, or Section 7.02(b), for any breach or non-fulfillment of any covenant, agreement or obligation, shall not exceed the Purchase Price.

(b)     Except with respect to claims for inaccuracies or breaches of Fundamental Representations (for which no such limitation shall apply), Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar, without consideration of the Basket. Except with respect to claims for inaccuracies or breaches of Fundamental Representations, the aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 7.03(a) shall not exceed the Cap. Buyer’s maximum aggregate liability to the Seller Indemnitees for indemnification under Section 7.03(a), for inaccuracies or breaches of Fundamental Representations, or Section 7.03(b), for any breach or non-fulfillment of any covenant, agreement or obligation, shall not exceed the Purchase Price.

(c)     Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) and Section 7.04(b) shall not apply in any case of fraud.

(d)     For purposes of Section 7.02(a), any Losses resulting from an inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to any such representation or warranty.

Section 7.05    Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within ten (10) Business Days of its receipt of notice of such Third Party Claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense, provided that, if the Indemnifying Party are the Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim if (i) the Third Party Claim is asserted directly by or on behalf of a Person that is a supplier or client of the Company, (ii) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (iii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, (iv) the Third Party Claim relates to or arises in connection with any criminal proceeding, Action, indictment, allegation or investigation, (v) the Indemnified Party reasonably believes an adverse determination with respect to the applicable Third Party Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects, or (vi) where the estimated amount of the Loss that has been or may be sustained by the Indemnified Party in connection with or as a result of such Third Party Claim, collectively with the amount of the Loss that has been or may be sustained by the Indemnified Party in connection with or as a result of all Third Party Claims and Direct Claims (whether previously resolved or then currently outstanding), exceeds the Cap. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided that, if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.02 and Section 5.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may assume control of, and continue to contest or defend, such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume control of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)     Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06    Payments.

(a)     Subject to Section 7.06(b) and Section 7.06(c), once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication and including the date such payment has been made at a rate per annum equal to the Prime Rate then in effect plus seven percent (7%) per annum. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b)     Any Losses payable to a Buyer Indemnitee pursuant to Section 7.02(a) (other than Losses attributable to inaccuracies in or breaches of Fundamental Representations or Section 3.20) shall be satisfied first by recovery from the Indemnity Escrow Fund and then directly from the Sellers on a joint and several basis. Any portion of the funds in the Indemnity Escrow Fund that is not used to satisfy such amounts owed to any Buyer Indemnitee hereunder shall be released to the Sellers’ Representative (for further distribution to the Sellers in accordance with their respective Pro Rata Share) in accordance with and pursuant to the terms and conditions of the Escrow Agreement.

(c)     Except as set forth in Section 7.06(b), any Losses payable to a Buyer Indemnitee pursuant to ARTICLE VII shall be satisfied directly by the Sellers on a joint and several basis.

Section 7.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08   Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.09    Exclusive Remedies. Subject to Section 2.04(c) and Section 8.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement that it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII and except as permitted pursuant to Section 8.11. Nothing in this Section 7.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Section 7.10    Mitigation. Sellers and Buyer will, in connection with any claim for indemnification under this ARTICLE VII, use good faith commercially reasonable efforts to mitigate Losses upon and after becoming aware of any event which could reasonably be expected to give rise to such Losses.

ARTICLE VIII
MISCELLANEOUS

Section 8.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Sellers, to:

Arthur J. Cohen and Beth Garden, as Trustees of
the Cohen Garden Trust dated July 13, 2015
316 44th Street
Manhattan Beach, California 90266
Attention: Arthur J. Cohen
E-mail: Acohen@csuitefp.com

Realized Potential, LLC
5 Ridgeline Drive
Newport Beach, California 92660
Attention: Jeff Reisner
E-mail: jreisner@steptoe.com

with a copy to (which copy shall not constitute notice hereunder):

Jeffer Mangels Butler & Mitchell LLP
3 Park Plaza, Suite 1100
Irvine, California 92614
Attention: Jay T. Thompson, Esq.
E-mail: JThompson@jmbm.com

If to Sellers’ Representative, to:

Arthur J. Cohen
316 44th Street
Manhattan Beach, California 90266
Attention: Arthur J. Cohen
E-mail: acohen@csuitefp.com

with a copy to (which copy shall not constitute notice hereunder):

Jeffer Mangels Butler & Mitchell LLP
3 Park Plaza, Suite 1100
Irvine, California 92614
Attention: Jay T. Thompson, Esq.
E-mail: JThompson@jmbm.com

If to Buyer, to:

CSuite Acquisition LLC
226 Airport Parkway, Suite 400
San Jose, California 95110
Attention: Timi Okah, CEO
E-mail: tokah@ravixgroup.com

with a copy to (which copy shall not constitute notice hereunder):

Kingsway America Inc.
10 S. Riverside Plaza, Suite 1520
Chicago, Illinois 60606
Attention:
E-mail:

with a copy to (which copy shall not constitute notice hereunder):

Eversheds Sutherland (US) LLP
227 West Monroe Street, 60th Floor
Chicago, Illinois 60606
Attention: Paul R. Hogan
E-mail: PaulHogan@Eversheds-Sutherland.com

Section 8.03    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Schedules, Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules, Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04    Headings. The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

Section 8.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Schedules, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Seller may assign its rights or obligations hereunder without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer may not assign its rights or obligations hereunder without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries and or to any lender, financial institution, fund, trust, agent or trustee, or other Debt Financing Source for collateral purposes. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08    No Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09    Amendment and Modification; Waiver. Except as expressly contemplated by Section 5.09(d), this Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.10(c).

Section 8.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12    Sellers’ Representative.

(a)     Appointment. The Sellers’ Representative shall be Arthur J. Cohen until an appointment of a successor or its resignation pursuant to Section 8.12(d). The Sellers’ Representative is hereby irrevocably constituted and appointed as the attorney-in-fact and agent for each Seller in his, her or its name, place and stead in connection with the transactions contemplated by this Agreement to act on behalf of Sellers with the power and authority granted to the Sellers’ Representative herein. Sellers hereby acknowledge and Buyer hereby acknowledges and agrees that the Sellers’ Representative shall have full power and authority to take all actions in accordance with this Agreement, the Ancillary Documents, and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement that are to be taken by Sellers or the Sellers’ Representative hereunder. Sellers’ Representative shall be entitled to take any and all actions which it believes are necessary or appropriate in accordance with this Agreement, the Ancillary Documents and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement, including, without limitation, executing the Escrow Agreement as Sellers’ Representative, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Sellers’ Representative, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein or therein for all out-of-pocket fees and expenses and other obligations of or incurred by the Sellers’ Representative in connection with this Agreement and the Escrow Agreement, conducting negotiations with Buyer and its agents regarding such claims, dealing with Buyer and the Escrow Agent under this Agreement and the Escrow Agreement, taking any other actions specified in or contemplated by this Agreement and the Escrow Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing but subject to Section 8.12(d), the Sellers’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement, the Ancillary Documents and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement and to consent to any amendment hereof or thereof in its capacity as Sellers’ Representative, absent bad faith or manifest error on the part of the Sellers’ Representative.

(b)      Authorization. By executing this Agreement, Sellers hereby authorize, and the Buyer hereby authorizes the Sellers’ Representative to:

(i)    Receive all notices or documents given or to be given to Sellers or the Sellers’ Representative pursuant to this Agreement, the Ancillary Documents or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement and to receive and accept services of legal process in connection with any Action arising under this Agreement, the Ancillary Documents or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement;

(ii)    Engage counsel and such accountants and other advisors and incur such other expenses in connection with this Agreement, the Ancillary Documents or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement as the Sellers’ Representative may in its sole discretion deem appropriate; and

(iii)    Take such action as the Sellers’ Representative may in its sole discretion deem appropriate in respect of: (A) taking such action as the Sellers’ Representative is authorized to take under this Agreement, the Ancillary Documents or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement; (B) receiving all documents or certificates and making all determinations, in its capacity as Sellers’ Representative, required under this Agreement, the Ancillary Documents or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement; and (C) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, the Ancillary Documents or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement, including, without limitation, the determination of all matters under ARTICLE VII and any waiver of any obligation of the Sellers.

(c)     Indemnification of Sellers’ Representative. The Sellers’ Representative shall be indemnified by Sellers (and not Buyer or the Company, or any of their respective officers, directors employees, agents, managers, shareholders or members (except, for the avoidance of doubt, Sellers)) for and shall be held harmless against any loss, liability or expense incurred by the Sellers’ Representative or any of its Affiliates and any of its and their respective Representatives (collectively, “Representative Losses”), in each case relating to the Sellers’ Representative’s conduct as the Sellers’ Representative, other than losses, liabilities or expenses resulting from the Sellers’ Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement and the Escrow Agreement. This indemnification shall survive the termination of this Agreement and the Escrow Agreement, the Closing, and the resignation or removal of the Sellers’ Representative. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be joint and several liabilities of the Sellers. If not paid directly to Sellers’ Representative by Sellers, any such Representative Losses may be recovered by Sellers’ Representative from the amount remaining in the Indemnity Escrow Fund and/or the Purchase Price Adjustment Escrow Fund at such time as the remaining amount would otherwise be distributable to Sellers; provided, that while this Section allows Sellers’ Representative to be paid from the aforementioned sources of funds, this does not relieve Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent Sellers’ Representative from seeking any remedies available to it at law or otherwise; provided, that, in no event shall any Seller have liability in excess of the amount of consideration paid to it pursuant to this Agreement.

(d)     Removal of Sellers’ Representative; Authority of Sellers’ Representative. The Sellers’ Representative may resign as the Sellers’ Representative at any time. Any successor shall be designated by holders of a majority of the Purchased Interests as of immediately prior to the Closing; provided, however, that neither such resignation of the acting Sellers’ Representative nor such appointment of a successor Sellers’ Representative shall be effective until such successor has executed an acknowledgment that he, she or it accepts the responsibility of successor Sellers’ Representative and agrees to perform and be bound by all of the provisions of this Agreement, the Ancillary Documents and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement applicable to the Sellers’ Representative. Each successor Sellers’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “ Sellers’ Representative” shall be deemed to include any interim or successor Sellers’ Representative.

(e)     Irrevocable Appointment. Subject to Section 8.12(d), the appointment of the Sellers’ Representative hereunder is irrevocable and any action taken by the Sellers’ Representative pursuant to the authority granted in this Section 8.12 shall be effective and absolutely binding as the action of the Sellers’ Representative.

(f)     No Liability of Buyer/Company. Notwithstanding any other provision of this Agreement, the Ancillary Documents or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement, in no event shall Buyer or its Affiliates (including, after the Closing, the Company) have any liability to any Seller or the Sellers’ Representative related to any action or inaction on the part of the Sellers’ Representative in acting on behalf of Sellers.

Section 8.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

“BUYER” CSUITE ACQUISITION LLC

By:
Printed:
Title:

[Signature Page to Membership Interest Purchase Agreement]

“SELLERS” COHEN GARDEN TRUST DATED JULY 13, 2015

By:
Printed: Arthur J. Cohen
Title: Trustee

By:
Printed: Beth Garden Title: Trustee

REALIZED POTENTIAL, LLC By: Reisner Millennium Investments, LLC Its: Managing Membe

By:
Printed: Jeffrey M. Reisner Title: Manager

“SELLERS’ REPRESENTATIVE”

Arthur J. Cohen

[Signature Page to Membership Interest Purchase Agreement]